     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 26, 1996
                                                   REGISTRATION NO. 333-______
       ==================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ----------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              --------------------

                          INTERNATIONAL LOTTERY, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                        7993               31-1297916
(State or other jurisdiction       (Primary Standard      (I.R.S. Employer
    of incorporation or                Industrial          Identification
       organization)              Classification Code         Number)
                                        Number)


                                6665 CREEK ROAD
                             CINCINNATI, OHIO 45242
                                 (513) 792-7000
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                              L. ROGERS WELLS, JR.
                                6665 CREEK ROAD
                             CINCINNATI, OHIO 45242
                                 (513) 792-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

      THE COMMISSION IS REQUESTED TO SEND COPIES OF ALL COMMUNICATIONS TO:

                             M. HILL JEFFRIES, ESQ.
                                 ALSTON & BIRD
                              ONE ATLANTIC CENTER
                           1201 WEST PEACHTREE STREET
                          ATLANTA, GEORGIA 30309-3424
                                 (404) 881-7000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434,
please check the following box:   [ ]



                        CALCULATION OF REGISTRATION FEE

=================================================================================================
Title of Shares to         Amount       Proposed Maximum      Proposed Maximum       Amount of
be Registered         to be Registered  Offering Price Per    Aggregate Offering    Registration
                                        Share(1)                    Price(1)           Fee(1)
- -------------------------------------------------------------------------------------------------
Common Stock, $.01
par value per share   100,000 shares      $9.6875              $968,750              $334.06
=================================================================================================

(1) Pursuant to Rule 457(c), the proposed maximum offering price per share and registration fee are based upon the average of the high and low prices of the Registrant's Common Stock on July 25, 1996 as reported on the American Stock Exchange.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

       ==================================================================

PROSPECTUS
                                100,000 Shares

                          INTERNATIONAL LOTTERY, INC.

                                 Common Stock

                            -----------------------

     This prospectus relates to the offering for resale of 100,000 shares (the "Shares") of Common Stock, $.01 par value per share (the "Common Stock"), of International Lottery, Inc., a Delaware corporation (the "Company"), for the account of The American Trading Group, Inc., a Kentucky corporation (the "Selling Stockholder"). The Company will not receive any proceeds from the sale of the Shares by the Selling Stockholder.

     The Common Stock is traded on the American Stock Exchange under the symbol "ILI." On July 25, 1996, the closing sale price for the Common Stock on the American Stock Exchange was $9.875 per share.

                       ----------------------------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 4 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.
                       ----------------------------------

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS.  ANY REPRESENTATION TO
                     THE CONTRARY IS A CRIMINAL OFFENSE.

                       ----------------------------------

     All or a portion of the Shares may be offered by the Selling Stockholder from time to time (i) in transactions (which may include block transactions) on the American Stock Exchange or such other national securities exchange or automated interdealer quotation system on which shares of the Company's Common Stock are then traded, (ii) in negotiated transactions, or (iii) by a combination of such methods of sale, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Selling Stockholder may effect such transactions by selling the Shares directly to purchasers or through underwriters, agents or broker-dealers, and any such underwriters, agents or broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of the Shares for whom such underwriters, agents or broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular underwriter, agent or broker-dealer might be in excess of customary compensation). See "Selling Stockholder" and "Sale of Shares." L. Rogers Wells, Jr., who sold the Shares to the Selling Stockholder and who is the Company's Chairman of the Board, Chief Executive Officer and majority stockholder, will bear all expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholder, other than discounts, concessions or commissions to underwriters, agents or broker-dealers and fees and expenses of counsel and other advisors to the Selling Stockholder.


                 The date of this Prospectus is July 26, 1996.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents have been filed by the Company with the Securities and Exchange Commission ("Commission") pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act") and are incorporated herein by reference:

     1. The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

     2. The Company's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1996.

     3. The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A dated April 11, 1994.

     In addition, all documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained herein or in any other subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests for such copies should be directed to Mr. Jerome J. Cain, International Lottery, Inc., 6665 Creek Road, Cincinnati, Ohio 45242, or by telephone at (513) 792-7000 or facsimile at
(513) 792-7001.


                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act, and in accordance therewith files reports, proxy and information statements and other information with the Commission. Such reports, proxy and information statements and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at the Commission's Northeast Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048, and Midwest Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the Commission. Such reports, proxy and information statements and other information may be found on the Commission's site address, http://www.sec.gov. In addition, such reports, proxy and information statements and other information concerning the Company may be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881.

     The Company has filed a Registration Statement on Form S-3 (together with all amendments and exhibits filed or to be filed in connection therewith, the "Registration Statement") with the Commission pursuant to the Securities Act of 1933, as amended (the "Securities Act"), of which this Prospectus forms a part. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. Such additional information may be obtained from the Commission's principal office in Washington, D.C. Statements contained or incorporated by reference herein concerning the provisions of documents are necessarily summaries of such documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

     IN CONNECTION WITH THIS OFFERING, ANY BROKERS OR DEALERS THAT MAY PARTICIPATE IN THE OFFERING MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK OF THE COMPANY AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE AMERICAN STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

                                  THE COMPANY

     International Lottery, Inc. (the "Company") is engaged primarily in the design, manufacture, sale, lease and service of instant lottery ticket vending machines ("ITVMs"). ITVMs are used by public lotteries operated by states and foreign public entities to dispense instant lottery tickets primarily in retail locations such as supermarkets and convenience stores. Using the Company's patented burster technology, the Company's ITVMs dispense instant lottery tickets without the assistance of an employee of the lottery instant ticket retailer or agent, thereby permitting the retailer or agent to sell tickets without disrupting the normal duties of its employees.

        As of June 30, 1996, the Company had sold or leased 9,286 under agreements with 15 different state lotteries or their licensees or contractors. The Company has been awarded contracts to provide ITVMs for eight of the last ten state lotteries that have requested bid proposals and was the recipient of all domestic ITVM contracts that were awarded in 1995 and through June 30, 1996. Additionally, lotteries in seven states and eight foreign jurisdictions are currently testing the Company's ITVMs or have requested the Company to provide ITVMs for testing.

     The Company has recently developed and commenced initial deployments of a prepaid phone card dispensing machine ("PCDM") that enables providers of long distance telephone service to dispense prepaid telephone calling cards in retail locations without the assistance of an employee of the retailer. The Company's PCDM uses a dispensing process that incorporates a patented technology to which the Company has acquired exclusive rights. Sales of the Company's PCDMs began in the latter part of 1995. As of December 31, 1995 and June 30, 1996, the Company had sold or leased a total of 149 and 222 PCDMs, representing 2.1% and 1.3% of revenues, to 10 and 16 vendors of prepaid telephone calling cards, respectively. Eight additional vendors currently are testing the Company's PCDMs or have requested the Company to provide PCDMs for testing.

     The Company is a Delaware corporation that was incorporated in 1990. The Company's Common Stock trades on the American Stock Exchange under the symbol "ILI."

     The Company's principal executive offices are located at 6665 Creek Road, Cincinnati, Ohio 45242, and its telephone number is (513) 792-7000.


                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following information relating to the Company and the Common Stock before making an investment in the Common Stock offered hereby.

LIMITED OPERATING HISTORY; PREVIOUS OPERATING LOSSES

     The Company has had a limited history of operations, having been founded in February 1990, and it incurred net losses in three of the last five fiscal years (the Company recorded net income (loss) of ($1,194,727), ($2,323,444), $276,907, ($932,100) and $1,987,219 for the five fiscal years in the period ended December 31, 1995). As a result, the Company remains subject to the risks inherent in a new enterprise, including the absence of a lengthy operating history and competition from more established businesses.

FLUCTUATION IN FINANCIAL RESULTS

     The Company historically has experienced fluctuations in its financial results due to its dependence upon a small number of major customers, the unpredictable nature and results of the lotteries' contract bid and award processes, and the Company's limited operating history. The Company's revenues and capital expenditures can vary significantly because the Company's sales cycle may be relatively long and because the amount and timing of revenues and capital expenditures depend on factors such as the amount and timing of awarded contracts, changes in customer budgets and demands, and general economic conditions. Operating results may be affected by the lead times sometimes required for business development opportunities to result in signed lease or sales agreements, working capital requirements associated with manufacturing ITVMs pursuant to new orders, increased competition and the extended time that may elapse between the award of a contract and the receipt of revenues from the sale or lease of ITVMs. The effect of these delays can make it difficult to forecast revenues and expenditures related to such bids over extended periods. Variable financial results could limit the Company's ability to attract additional financing and expand its operations. Due to all of the foregoing factors, it is likely that in some future quarter the Company's operating results will be below the expectations of public market analysts and investors. In such event, the price of the Common Stock likely would be materially adversely affected.
No assurance can be given that the Company will maintain profitability on a quarterly or annual basis in the future.

GROWTH DEPENDENT UPON MARKET ACCEPTANCE OF INSTANT TICKET VENDING MACHINES

     ITVMs were first used by lotteries in 1991, and the market for ITVMs remains relatively new and emerging. Because the Company's business currently consists primarily of designing, manufacturing and marketing ITVMs, any decline in market acceptance of ITVMs, as well as any other event that results in a decrease in leasing or purchasing ITVMs by lotteries, would have an adverse effect on the Company. Currently, 37 states and the District of Columbia have lotteries, each of which includes the instant winner format. However, only 26 states and the District of Columbia utilize ITVMs as part of the normal instant ticket distribution process, although 6 additional states and 9 foreign jurisdictions are currently in the testing and evaluation phase or have requested that the Company provide ITVMs for testing and evaluation. The Company's ability to generate additional revenues and earnings will depend upon orders for additional ITVMs by the 26 states and the District of Columbia that currently utilize ITVMs, the implementation of programs that use ITVMs to distribute tickets in the 11 additional states as well as foreign jurisdictions that have instant ticket lotteries, and the approval of lotteries by the remaining states and foreign jurisdictions. Future orders of ITVMs by lotteries will depend in large part on continued market acceptance of ITVMs, of which there can be no assurance. See "Risk of Industry and Technological Changes" below. Accordingly, there can be no assurance that any significant number of jurisdictions will implement or expand lottery programs that utilize ITVMs.

DEPENDENCE UPON LIMITED CUSTOMER BASE

     Substantially all of the Company's revenues are derived from its contracts with a limited number of state lottery authorities or their representatives for the lease, sale or service of ITVMs. During 1994, 1995 and the first six months of 1996, agreements with the Ohio Lottery, the New York Lottery and Scientific Games, Inc., the primary contract for the Georgia Lottery, accounted for 83.3%, 66.0% and 72.5%, respectively, of the Company's revenues. The loss of any of these contracts, or of more recent contracts for large numbers of ITVMs such as those with the Texas and Iowa Lotteries, would have a material adverse impact on the Company's financial condition, business operations and prospects. In the near term, the Company will continue to be dependent upon a limited number of lotteries for substantially all of its future revenues.

DEPENDENCE ON PROPRIETARY TECHNOLOGY; RISK OF INFRINGEMENT

     The Company's success is heavily dependent on the dispensing technology used in its ITVM and, to a lesser extent, in its PCDM. The Company seeks to protect its proprietary technology through a patent on the burster technology used in its ITVM that expires on December 31, 2007, a patent on the dispensing process used in its PCDM that expires in August 2011, and certain trademarks, trade secrets, copyrights and employee nondisclosure agreements, which provide only limited protection. There can be no assurance that current or future patents and other intellectual property rights will afford meaningful protection of the Company's competitive position or that competitors may not obtain patents of superior technology or independently develop substantial equivalents of the Company's trade secrets or proprietary technologies. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as the laws of the United States. The Company is not aware that its products infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not claim infringement by the Company with respect to current or future products. Any such claims, with or without merit, could be time-consuming, result in costly and uncertain litigation, cause product shipment delays, require the Company to enter into royalty or licensing agreements or cause the Company to discontinue the use of the challenged technology, software, tradename or service mark at potentially significant expense to the Company associated with the development or purchase of replacement technology or the marketing of a new name or mark, all of which could have a material adverse effect on the Company. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company, or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition.

RISK OF INDUSTRY AND TECHNOLOGICAL CHANGES

     The instant ticket market and the ITVM market may face competition from other types of lottery and gaming products. The market for the Company's products is characterized by evolving industry practices, changing technology and new legislation. The emergence of new industry practices, the introduction of products embodying new technology or the adoption of new legislation could render existing products obsolete and unmarketable. The Company's ability to anticipate changes in industry practices, technology and law, as well as its ability to successfully develop new and enhanced products on a timely basis, will be crucial to its ability to grow and remain competitive.

RISK OF CONTRACT CANCELLATION AND DAMAGE ASSESSMENTS

     The Company's contracts with lotteries, like most other types of state contracts, generally can be terminated by the lotteries on 30 days' prior notice to the Company. These contracts also generally impose demanding installation and maintenance requirements, in addition to other performance criteria, which, if not satisfied, could adversely affect the Company's financial condition, business operations and prospects. The agreements typically include liquidated damages and indemnification provisions which present an ongoing risk of substantial expense if the Company fails to install or repair its ITVMs in a timely manner. Failure to comply with these provisions could subject the Company to significant damage assessments or result in contract terminations. To date, no claims for liquidated damages or indemnification have been asserted against the Company under any lottery contracts, and none of the Company's lottery contracts has been canceled.

CONTROL BY PRINCIPAL STOCKHOLDER

     Mr. L. Rogers Wells, Jr., who is the Chairman of the Board and Chief Executive Officer of the Company, beneficially owns 50.74% of the Company's Common Stock as of the date of this Prospectus. Mr. Wells therefore has effective control over the Company through his ability to control the election of directors and all other matters that require action by the Company's stockholders. Such control by Mr. Wells may have the effect of preventing a change in control of the Company which is opposed by Mr. Wells but which may be favored by a majority of the remaining stockholders.

LONG-TERM FIXED-PRICE LEASE CONTRACTS

     Lease revenues as a percentage of the Company's total revenues were 46.2%, 95.4%, 47.3% and 56.6% in 1993, 1994, 1995 and the first six months of 1996, respectively. The Company has standard leases with ten states, one of which expires in December 1996. The Standard Lease Agreements between the Company and ten state lottery commissions provide that the lottery will pay a fixed monthly price per machine for a specific period of time. These agreements typically specify a number of years for the initial contract term, with additional option periods at the election of the lottery. The lottery may award a separate service contract for the maintenance of the machines, incorporate the cost of service into the established monthly lease price or perform machine service themselves. Because the lease payments are fixed in most cases during the term of the agreement, the Company typically is unable to pass along to the lottery any increase in its manufacturing and service costs during the term of the typical Standard Lease Agreement. The Standard Lease Agreements typically permit the lottery to order additional ITVMs at any time during the lease term. If the lottery orders a significant number of ITVMs near the end of the lease term, the Company would have to incur significant manufacturing costs but may receive lease payments for only a relatively short period of time through the remainder of the lease term. Additionally, in the case of a Standard Lease Agreement which provides for a short initial term (such as one year) with an option for the lottery to extend the lease term for additional one year periods, if the lottery does not extend the initial lease term the Company might incur a loss on the manufacture of the ITVMs leased to the lottery under the initial lease agreement. It is uncertain whether the Company would be able to re-lease or sell any ITVMs that may be returned to the Company following the expiration or cancellation of a lease.

COMPETITION

     The Company's ITVM competes primarily with an instant ticket vending machine manufactured by Lottery Enterprises, Inc. Of the four ITVM competitors in the United States, Lottery Enterprises, Inc. has the largest share of the ITVM market in the United States, followed by the Company and two smaller manufacturers. The competition between the Company and Lottery Enterprises, Inc., and to a lesser extent the two smaller manufacturers, is intense for the award of contracts to supply ITVMs to the various lotteries. In addition, the ITVM market is a relatively new market that has grown rapidly, and additional domestic and foreign companies, some of which have substantially greater resources and experience in the domestic and international lottery markets, may elect to enter the ITVM market if it continues to expand. The instant ticket market also may face competition from other types of lottery and gaming products, including particularly on-line lottery products. The Company anticipates that it will continue its research and development efforts to further enhance its products, and the Company also expects to continue its efforts to lower the cost of its products through manufacturing efficiencies and other cost saving measures in order to maintain a competitive price for its products. These efforts, together with the Company's continuing sales and marketing efforts, will be critical to the Company's future success. There can be no assurance that the Company will be able to maintain or improve its competitive position in the ITVM market.

DEPENDENCE UPON SUPPLIERS

     The Company currently purchases certain components used in its ITVMs, including components used in its burster mechanism and its bill acceptor mechanism, from single suppliers. The purchase of components from outside suppliers on a sole source basis subjects the Company to certain risks, including the continued availability of suppliers, price increases, potential quality assurance problems and leadtime considerations. Because other suppliers exist that can duplicate these components should the Company elect or be forced to use a different supplier, the Company does not believe that any such change in suppliers would result in the termination of a production contract. However, the Company could experience a delay of 30 to 60 days in the production of ITVMs should it elect or be forced to use other suppliers for these components. Any delay of more than 30 to 60 days could adversely affect the Company's ability to make timely deliveries of ITVMs and to obtain new contracts.

DEPENDENCE UPON KEY PERSONNEL

     The Company's success depends to a large extent on the skills and efforts of L. Rogers Wells, Jr. and Edmund F. Turek, its Chairman and Chief Executive Officer and its President, respectively. The loss of the services of Mr. Wells or Mr. Turek could have a material adverse effect on the Company. Mr. Wells and Mr. Turek have entered into employment agreements with the Company which expire in April 1997. Additionally, while the Company maintains key man life insurance on Mr. Turek in the amount of $1,000,000, the Company does not maintain key man life insurance on Mr. Wells. The Company's business also requires that it continue to attract and retain additional personnel with a variety of skills, especially with engineering and marketing expertise. Significant competition exists for such personnel, and there can be no assurance that the Company will be able to attract and retain personnel with the skills and experience needed to achieve and manage growth.

FOREIGN SALES AND OPERATION RISKS

     The Company intends to increase its marketing activities in foreign jurisdictions, including Canada, Australia, Europe and South America. The Company's business in foreign markets will be subject to the risks customarily associated with such activities, including expropriation, nationalization and other economic, tax and regulatory policies of local governments, as well as the laws and policies of the United States affecting foreign trade and investment. In addition, the collection of receivables in foreign jurisdictions may be more difficult and costly than in the United States.

MARKET ACCEPTANCE OF AND OTHER RISKS ASSOCIATED WITH PHONE CARD DISPENSING MACHINES

     The Company commenced initial deployments of its PCDM in late 1995 and has made only an initial and limited penetration of the PCDM market to date. The Company's ability to generate revenues and earnings from the deployment of its PCDMs will depend substantially upon market acceptance of PCDMs. The Company believes that the sale of prepaid long distance calling cards and the use of PCDMs are in the early stages of market development in the United States and anticipates the continued development of the market. However, any decline in the popularity of prepaid telephone calling cards or in the market acceptance of PCDMs would limit the Company's ability to generate revenues and earnings from its PCDM. Additionally, the Company is aware of approximately 20 competitors in the PCDM market, of which Lottery Enterprises, Inc. is believed to be the largest. The Company also purchases certain imported components of its PCDM dispensing mechanisms from a single supplier and is therefore subject to the various risks associated therewith, although other suppliers exist that could duplicate these components if necessary. There can be no assurance that the Company will be able to successfully develop the market for, manufacture and profitably sell its PCDMs.

VOLATILITY OF MARKET PRICE FOR COMMON STOCK

     From time to time there may be significant volatility in the market price of the Common Stock. The stock market has periodically experienced significant price and volume fluctuations, which may be unrelated to the operating performance of particular companies. Factors such as actual or anticipated operating results, growth rates, changes in estimates by analysts, market conditions in the industry, announcements by competitors, regulatory actions and general economic conditions will vary from period to period. As a result of the foregoing, the Company's operating results and prospects from time to time may be below the expectations of public market analysts and investors.
Any such event would likely result in a material adverse effect on the price of the Common Stock. Additionally, future sales of substantial amounts of the Common Stock could adversely affect the market price of the Common Stock. Mr.
L. Rogers Wells, Jr. is the beneficial owner of approximately 50.74% of the Common Stock as of the date of this Prospectus, but Mr. Wells has advised the Company that he has no firm plans with regard to the sale of any of his shares of Common Stock as of the date of this Prospectus.

ANTI-TAKEOVER PROVISIONS OF THE ARTICLES OF INCORPORATION

     Under the terms of the Company's Certificate of Incorporation, the members of the Board of Directors are divided into three classes, each of which serves a term of three years and may be removed only for cause by shareholder vote at a special meeting. A classified Board of Directors may delay, defer or prevent a takeover attempt that a shareholder of the Company might consider to be in the interests of the Company and its shareholders. In addition, the Certificate of Incorporation authorizes the Board of Directors to issue shares of preferred stock from time to time in one or more designated series or classes. The Board of Directors, without approval of the shareholders, is authorized to establish voting, dividend, redemption, conversion, liquidation and other provisions of a particular series or class of preferred stock. The issuance of preferred stock could, among other things, adversely affect the voting power or other rights of the holders of Common Stock and, under certain circumstances, make it more difficult for a third party to acquire, or discourage a third party from acquiring, control of the Company.

                              SELLING STOCKHOLDER

     The Shares offered hereby are owned by and offered for the account of The American Trading Group, Inc., the Selling Stockholder. The Company will not receive any of the proceeds from the sale of the Shares. The Selling Stockholder acquired the Shares from Mr. L. Rogers Wells, Jr., the Company's Chairman of the Board, Chief Executive Officer and majority stockholder, as consideration for financial consulting services with regard to the Company that were performed for Mr. Wells from 1992 to 1995 by the Selling Stockholder, principally through John D. Kelly, who is the sole director, executive officer and stockholder of the Selling Stockholder. If all 100,000 of the Shares offered by the Selling Stockholder (which constitute 3.12% of the outstanding Common Stock of the Company as of the date of this Prospectus) are sold, neither the Selling Stockholder nor Mr. Kelly will have any beneficial ownership of any shares of the Company's Common Stock.


                                 SALE OF SHARES

     The Shares may be sold from time to time by the Selling Stockholder, or by pledgees, donees, transferees or other successors in interest. Such sales may be made from time to time (i) in transactions (which may include block sales) on the American Stock Exchange or such other national securities exchange or automated interdealer quotation system on which shares of Common Stock are then listed, (ii) in negotiated transactions, or (iii) through a combination of such methods of sale, at fixed prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices. The Shares may be sold directly to purchasers or through underwriters, agents or broker-dealers by one or more of the following: (a) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (d) an exchange distribution in accordance with the rules of the exchange or automated interdealer quotation system on which the Common Stock is then listed; and (e) through the writing of options on the Shares. Any such underwriters, agents or broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholder and/or the purchasers of the Shares for which such underwriters, agents or broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to an underwriter, agent or particular broker-dealer will be negotiated prior to the sale and may be in excess of customary compensation). If required by applicable law at the time a particular offer of Shares is made, the terms and conditions of such transaction will be set forth in a Prospectus Supplement to this Prospectus.
In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Selling Stockholder and any underwriters, agents or broker-dealers who act in connection with the sale of the Shares hereunder may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any compensation received by them might be deemed to be underwriting discounts and commissions under the Securities Act.

     Under agreements that the Selling Stockholder and the Company may enter into, underwriters, broker-dealers and/or agents who participate in the distribution of the Shares may be entitled to indemnification by the Selling Stockholder and the Company against certain liabilities, including liabilities under the Securities Act. Pursuant to a Registration, Indemnification and Contribution Agreement by and between the Company, Mr. Wells and the Selling Stockholder, the Selling Stockholder and the Company have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act. Mr. Wells will bear all expenses in connection with the registration and sale of the Shares being offered by the Selling Stockholder, other than discounts, concessions or commissions to underwriters, agents, brokers or dealers, fees and expenses of counsel and other advisors to the Selling Stockholder, and all transfer or other taxes on the sale of the Shares.

     Any underwriters, agents, brokers or dealers that may participate in the offer and sale of the Shares may engage in passive market making transactions in the Common Stock on the American Stock Exchange or other applicable securities trading facility in accordance with Rule 10b-6A under the Exchange Act. Passive market making consists of, among other things, displaying bids limited by the bid prices of independent market makers and purchases limited by such prices and effected in response to order flow. Net purchases by a passive market maker on each day are limited to a specified percentage of the passive market maker's average daily trading volume in the Common Stock during a specified prior period, and all possible market making activity must be discontinued when such limit is reached. Passive market making may stabilize the market price of the Common Stock at a level above that which might otherwise prevail and, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Common Stock offered hereby will be passed upon for the Company by Alston & Bird, Atlanta, Georgia.

                                    EXPERTS

     The financial statements and schedule of International Lottery, Inc. as of December 31, 1994 and 1995, and for each of the years in the three year period ended December 31, 1995, have been incorporated by reference herein and in the Registration Statement in reliance upon the report KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER TO SELL OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.



                              TABLE OF CONTENTS

                                                                 PAGE
                                                                 ----
DOCUMENTS INCORPORATED BY REFERENCE..............................  2
AVAILABLE INFORMATION............................................  2
THE COMPANY......................................................  4
RISK FACTORS.....................................................  4
SELLING STOCKHOLDER..............................................  9
SALE OF SHARES...................................................  9
LEGAL MATTERS.................................................... 10
EXPERTS.......................................................... 10



                                   100,000 Shares



                     [LOGO] INTERNATIONAL LOTTERY, INC.



                                INTERNATIONAL
                                LOTTERY, INC.


                                 Common Stock



                                 PROSPECTUS



                                July 26, 1996

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The expenses in connection with the distribution of the Common Stock are set forth in the following table. All amounts except the Securities and Exchange Commission registration fee are estimated. The expenses set forth below will be borne by Mr. L. Rogers Wells, Jr., who is the Chairman of the Board, Chief Executive Officer and majority stockholder of the Company. The Selling Stockholder will pay all discounts, concessions or commissions to underwriters, agents, brokers or dealers, all fees and expenses of its counsel and other advisors, and all transfer or other taxes on the sale of the Shares.


Securities and Exchange Commission registration fee ..................  $   334
Legal fees and expenses...............................................   10,000
Accountants' fees and expenses........................................    2,800
Miscellaneous.........................................................    1,866
                                                                        -------

     Total............................................................  $15,000
                                                                        =======

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Article Eight of the Company's Certificate of Incorporation provides for the elimination of personal monetary liabilities of directors of the Company for breaches of their fiduciary duties as directors, except that, as provided by Section 102(b)(7) of the General Corporation Law of Delaware (the "GCL"), such personal monetary liability of a director may not be eliminated with regard to any breach of the duty of loyalty, failing to act in good faith, intentional misconduct or knowing violation of law, payment of an unlawful dividend, approval of an illegal stock repurchase, or obtainment of an improper personal benefit. Such a provision has no effect on the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

     Article Nine of the Company's Certificate of Incorporation provides for indemnification of directors and officers of the Company to the extent permitted by the GCL. Section 145 of the GCL provides for indemnification of directors and officers from and against expenses (including attorney's fees), judgments, fines and amounts paid in settlement reasonably incurred by them in connection with any civil, criminal, administrative or investigative claim or proceeding (including civil actions brought as derivative actions by or in the right of the corporation but only to the extent of expenses reasonably incurred in defending or settling such action) in which they may become involved by reason of being a director or officer of the corporation if the director or officer acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation and, in addition, in criminal actions, if he had no reasonable cause to believe his conduct to be unlawful. If, in an action brought by or in the right of the corporation, the director of officer is adjudged to be liable for negligence or misconduct in the performance of his duty, he will only be entitled to such indemnity as the court finds to be proper. Persons who are successful in defense of any claim against them are entitled to indemnification as of right against expenses actually and reasonably incurred in connection therewith. In all other cases, indemnification shall be made (unless otherwise ordered by a court) only if the board of directors, acting by a majority vote of a quorum of disinterested directors, independent legal counsel or holders of a majority of the shares entitled to vote determines that the applicable standard of conduct has been met. Section 145 also provides such indemnity for directors and officers of a corporation who, at the request of the corporation, act as directors, officers, employees or agents of other corporations, partnerships or other enterprises.

     The Company maintains directors and officers liability insurance which insures against liabilities that directors and officers of the Company may incur in such capacities.

      Pursuant to a Registration, Indemnification and Contribution Agreement between the Company, Mr. Wells and the Selling Stockholder, the Selling Stockholder has agreed to indemnify the Company and its directors, officers and controlling persons against all losses, claims, damages and liabilities that arise out of or are based upon any alleged untrue statement of material fact in this Registration Statement, or any alleged omission to state a material fact required to be stated herein or necessary to make the statements herein not misleading, but only with respect to information furnished in writing by or on behalf of the Selling Stockholder for use in this Registration Statement.

ITEM 16.  EXHIBITS


EXHIBIT NO.                              DESCRIPTION
- -----------  -----------------------------------------------------------------
     5       Opinion of Alston & Bird.

   23.1      Consent of KPMG Peat Marwick LLP.

   23.2      Consent of Alston & Bird (included in Exhibit 5).

    24       Power of Attorney (included on signature page).

    99 Form of Registration, Indemnification and Contribution Agreement by and between the Company, L. Rogers Wells, Jr. and The American
             Trading Group, Inc.

ITEM 17.  UNDERTAKINGS

     A. RULE 415 OFFERING.

     The undersigned Registrant hereby undertakes:

           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

                  (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B. SUBSEQUENT DOCUMENTS INCORPORATED BY REFERENCE.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. INDEMNIFICATION OF OFFICERS, DIRECTORS AND CONTROLLING PERSONS.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cincinnati, State of Ohio, as of July 26, 1996.

                         INTERNATIONAL LOTTERY, INC.

                         By: /s/ L. Rogers Wells, Jr.
                            -------------------------------------------------
                                          L. Rogers Wells, Jr.
                            Chairman of the Board and Chief Executive Officer


                               POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints L. Rogers Wells, Jr. and Jerome J. Cain, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of the, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated as of July 26, 1996.

       Signatures                    Title
       ----------                    -----
 /s/ L. Rogers Wells, Jr.  Chairman of the Board and Chief Executive Officer
- -------------------------
 L. Rogers Wells, Jr.

 /s/ Edmund F. Turek       President and Director
 -----------------------
 Edmund F. Turek

 /s/ H. Jean Marshall      Vice President - Marketing and Director
 -----------------------
 H. Jean Marshall

 /s/ Gary S. Bell          Secretary, Treasurer and Director
 -----------------------
 Gary S. Bell

 /s/ Kazmier J. Kasper     Director
 -----------------------
 Kazmier J. Kasper

 /s/ John J. Wingfield     Director
 -----------------------
 John J. Wingfield

 /s/ W. Whitlow Wyatt      Director
 -----------------------
 W. Whitlow Wyatt

 /s/ Jerome J. Cain        Chief Financial and Accounting Officer
 -----------------------
 Jerome J. Cain

                                                   Registration No. 333-_______





                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                  --------------------------------------------


                              EXHIBITS FILED WITH

                             REGISTRATION STATEMENT

                                  ON FORM S-3

                                     UNDER

                           THE SECURITIES ACT OF 1933

                  ------------------------------------------


                          INTERNATIONAL LOTTERY, INC.
                                6665 CREEK ROAD
                                CINCINNATI, OHIO
                                 (513) 792-7000

                                 EXHIBIT INDEX




                                                                                    PAGE
EXHIBIT NO.                               DESCRIPTION                               NO.
- -----------    -----------------------------------------------------------------    ----
     5         Opinion of Alston & Bird.                                             19

   23.1        Consent of KPMG Peat Marwick LLP.                                     22

   23.2        Consent of Alston & Bird (included in Exhibit 5).

    24         Power of Attorney (contained on signature page).                      16

    99         Form of Registration, Indemnification and Contribution Agreement      24
               by and between the Company, L. Rogers Wells, Jr. and The American
               Trading Group, Inc.